Exhibit 23.2
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to Telular Corporation Sixth Amended and Restated Stock Incentive Plan, Telular Corporation First Amended and Restated Non-Employee Director Stock Incentive Plan and Telular Corporation 2008 Employee Stock Incentive Plan of our reports dated December 10, 2008, with respect to the consolidated financial statements and schedule of Telular Corporation and the effectiveness of internal control over financial reporting of Telular Corporation, included in the Annual Report on Form 10-K for the year ended September 30, 2008.

Ernst & Young LLP
Chicago, Illinois
December 10, 2008